Exhibit 99.2
All Company Email
Subject Line: A Message from CEO Rob Greyber
Date: May 9, 2024

Vacasa team,

Today, I have a difficult but important message to share with you about the business and I understand it will take time for each of you to digest the news. We are announcing a significant restructuring of the company, which means we will be parting ways with a lot of talented and hard-working people who have made many meaningful and lasting contributions to Vacasa.

When we last spoke, I shared with you the challenging market dynamics we saw emerge in the first few months of the year. The industry continues to adjust to softening demand for domestic, non-urban vacation rentals, as well as increases in the supply of short term rental units. We believed the headwinds we were experiencing were beginning to ease, and kept a close eye on our targets. As the year has progressed, it has become increasingly apparent this is unlikely to be the case and we are in for another difficult year.
In response, we are accelerating the business transformation we have been undergoing over the last year to fully enable and empower our local market teams to drive the business, and have taken a very hard look at where and how we prioritize resources. Unfortunately, there is no way to bring our costs in line with our revenue without a reduction in headcount.

This is not easy and I recognize the impact these decisions have on people’s lives and those they care about. We will offer severance and other support to those impacted by today’s announcement. I hope you’ll join me in wishing them well in their future endeavors, and I am very grateful for their efforts and contributions.

I also want to acknowledge the volume and pace of changes we've had in the past several months and to express my gratitude for everyone’s patience and understanding in not only enduring those changes, but navigating them alongside us. We have the opportunity to completely transform Vacasa and do what no other vacation rental company has been successful in doing: build a thriving business that combines the best of being a local property manager with the support, scale and reach of a national company. This is why we are focused on ensuring the continued staffing of our local market teams, while we are taking hard steps to streamline our centralized corporate functions.

Our task now is to see these changes through and become the industry-leading business we aspire to and can all be proud to build. We need each of you to aid us in this process and have invested in our competitive total compensation structure and we will continue to drive that work forward for all of our employees. Our goal is to enable our employees to prosper in their careers, as well as to ensure we can support the healthy, thriving business that we aim to create through the changes we are implementing.

Once again, thank you for your commitment to Vacasa. I firmly believe that we’re on the right path and once again thank our departing colleagues for helping position us for success. Shortly, you’ll receive an invitation to a Town Hall, and I ask that you please prioritize this meeting to learn more about where we are headed, our new structure and some additional news regarding leadership changes.

Exhibit 99.2
Thank you,
Rob Greyber